PHOENIX GOODWIN MULTI-SECTOR
                             FIXED INCOME FUND, INC.
                                  (the "Fund")

                                 CLASS B SHARES
                     AMENDED AND RESTATED DISTRIBUTION PLAN
                             PURSUANT TO RULE 12b-1
                                    under the
                         INVESTMENT COMPANY ACT OF 1940


1.   Introduction
     ------------

     The Fund and Phoenix Equity Planning Corporation (the "Distributor"), a broker-dealer registered under the Securities Exchange Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor will act as principal underwriter of each class of shares of the Fund for sale to the permissible purchasers. The Trustees of the Fund have determined to adopt this Distribution Plan (the "Plan"), in accordance with the requirements of Section 12b-1 of the Investment Company Act of 1940, as amended (the "Act") with respect to Class B shares of the Fund and have determined that there is a reasonable likelihood that the Plan will benefit the Fund and its Class B shareholders.

2.   Rule 12b-1 Fees
     ---------------

     The Fund shall reimburse the Distributor, at the end of each month, up to a maximum on an annual basis of 0.75% of the average daily value of the net assets of the Fund's Class B shares, subject to any applicable restrictions imposed by rules of the National Association of Securities Dealers, Inc., for distribution expenditures incurred by Distributor subsequent to the effectiveness of this Plan, in connection with the sale and promotion of the Class B shares of the Fund and the furnishing of services to Class B shareholders of the Fund (the "Distribution Fee"). Such expenditures shall consist of: (i) commissions to sales personnel for selling Class B shares of the Fund (including underwriting commissions and finance charges related to the payment of commissions); (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into selling agreements with the Distributor for services rendered in connection with the sale and distribution of Class B shares of the Fund; (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to the Class B shares of the Fund;
(v) the costs of preparing and distributing promotional materials; (vi) the cost of printing the Fund's Prospectus and Statement of Additional Information for distribution to potential investors; and (vii) such other similar services that the Trustees of the Fund determine are reasonably calculated to result in the sale of Class B shares of the Fund. The Fund shall also pay the Distributor, at the end of each month, an amount on an annual basis equal to 0.25% of the average daily value of the net assets of the Fund's Class B shares, as compensation for providing personal service to shareholders, including assistance in connection with inquiries relating to shareholder accounts, and for maintaining shareholder accounts (the "Service Fee").

     Any reduction to amounts payable under this Plan shall first be to the extent of the Service Fee, and then from the balance of the 12b-1 Fee.

     Amounts paid or payable by the Fund under this Plan or any agreement with any person or entity relating to the implementation of this Plan ("related agreement") shall only be used to pay for, or reimburse payment for, the distribution expenditures described in the preceding paragraph and shall, given all surrounding circumstances, represent charges within the range of what would have been negotiated at arm's length as payment for the specific sales or promotional services and activities to be financed hereunder and any related agreement, as determined by the Trustees of the Fund, in the exercise of reasonable business judgment, in light of fiduciary duties under state law and Sections 36(a) and (b) of the Act and based upon appropriate business estimates and projections.

     Any Distribution Agreement in respect of Class B shares may provide that
(I) the Distributor in respect of such Distribution Agreement will be deemed to have fully earned its Allocable Portion (as hereinafter defined) of the Distribution Fee in respect of Class B shares of such series upon the sale of each "Initial Issue Commission Share" (as hereinafter defined) of such series taken into account in determining the Distributor's Allocable Portion of such Distribution Fee; (II) except as provided in (III) below, the Fund's obligation to pay such Distributor its Allocable Portion of the Distribution Fee payable in respect of the Class B shares of the Fund shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever (it being understood that such provision is not a waiver of the Fund's right to pursue the Distributor and enforce such claims against the assets of the Distributor other than its right to the Distribution Fees in respect of the Class B shares of the Fund); (III) the Fund's obligation to pay the Distributor its Allocable Portion of the Distribution Fee in respect to Class B shares of the Fund shall not be terminated or modified except to the extent required by a change in the Act or the Rules of Conduct enacted or promulgated after November 17, 1999 (a"Change-in-Applicable-Law"), or in connection with a Complete Termination (as hereinafter defined) of this Plan in respect of the Class B shares of such series; (IV) the Trust will not waive or change any CDSC in respect of the Class B shares of such series, except as provided in the Trust's Prospectus or statement of additional information without the consent of the Distributor (or its assigns); (V) except to the extent required by a Change-in-Applicable-Law, neither the termination of such Distributor's role as distributor of the Class B shares of such series, nor the termination of such Distribution Agreement nor the termination of this Plan will terminate such Distributor's right to its Allocable Portion of the CDSC's in respect of Class B shares of such series sold prior to such termination; (VI) except as provided in the Trust's Prospectus and statement of additional information, until such Distributor has been paid its Allocable Portion of the Distribution Fee in respect of the Class B shares of such series, the Trust will not adopt a plan of liquidation in respect of such series without the consent of such Distributor (or its assigns); and (VII) such Distributor may sell and assign its right to its Allocable Portion of the Distribution Fees and CDSCs (but not such Distributor's obligations to the Trust under the Distribution Agreement) to raise funds to make the expenditures related to the distribution of Class B shares of such series and in connection therewith, upon receipt of notice of such sale and assignment, the Trust shall pay to the purchaser or assignee such portion of the Distributor's Allocable Portion of the Distribution Fees in respect of the Class B shares of such series so sold or assigned.

For purposes of this Plan, the term "Allocable Portion" means, in respect of Distribution Fees payable in respect of the Class B shares of any series as applied to any Distributor, the portion of such Distribution Fees and CDSCs allocated to such Distributor in accordance with the Allocation Schedule (as hereinafter defined). For purposes of this Plan, the term "Complete Termination" of this Plan means, in respect of any series, a termination of this Plan involving the cessation of payments of Distribution Fees hereunder in respect of Class B shares of such series and the cessation of payments of distribution fees pursuant to every other rule 12b-1 plan of the Trust in respect of such series for every future class of shares which, in the good faith determination of the Board of Trustees of the Trust, has substantially similar economic characteristics to the Class B shares taking into account the total sales charge, contingent deferred sales charge and other similar charges, it being understood that the existing Class A shares and existing Class C shares do not have substantially similar economic characteristics to the Class B shares. For purposes of this Plan, the term "Allocation Schedule" means, in respect of the Class B shares of any series, a schedule which shall be approved in the same manner as this Plan as contemplated by Section 4 hereof for assigning to each Distributor of Class B shares of such series the portion of the total Distribution Fees payable by the Trust in respect of the Class B shares of such series which has been earned by such Distributor, which shall be attached to and become a part of any Distribution Agreement in respect of Class B shares provided that where there is only one Distributor at any given time, the Allocation Schedule shall mean all of the total Distribution Fees payable by the Trust in respect of the Class B shares of such series which has been earned by such Distributor. For purposes of clause (I) of the first sentence of this
Section 2, the term "Initial Issue Commission Share" shall mean, in respect of any series, a Class B share which is a Commission Share issued by such series under circumstances other than in connection with a permitted free exchange with another fund. For purposes of the foregoing definition, a "Commission Share" shall mean, in respect of any series, each Class B share of such series which is issued under circumstances which would normally give rise to an obligation of the holder of such Class B share to pay a CDSC upon redemption of such share, including, without limitation, any Class B share of such Fund issued in connection with a permitted free exchange, and any such Class B share shall not cease to be a Commission Share prior to the redemption (including a redemption in connection with a permitted free exchange) or conversion even though the obligation to pay the CDSC shall have expired or conditions for thereof still exist.

3.   Reports
     -------

     At least quarterly in each year this Plan remains in effect, the Fund's Principal Accounting Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Fund, shall prepare and furnish to the Trustees of the Fund for their review, and the Trustees shall review, a written report complying with the requirements of Rule 12b-l under the Act regarding the amounts expended under this Plan and the purposes for which such expenditures were made.

4.   Required Approval
     -----------------

     This Plan shall not take effect until it, together with any related agreement, has been approved by a vote of at least a majority of the Fund's Trustees as well as a vote of at least a majority of the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any related agreement (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or any related agreement and this Plan shall not take effect with respect to the Fund until it has been approved by a vote of at least a majority of the outstanding voting Class B shares (as such phrase is defined in the Act).

5.   Term
     ----

     This Plan shall remain in effect for one year from the date of its adoption and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Trustees of the Fund as well as a majority of the Disinterested Trustees. This Plan may be amended at any time, provided that
(a) the Plan may not be amended to increase materially the amount of the distribution expenses provided in Paragraph 2 hereof (including the Service Fee) without the approval of at least a majority of the outstanding voting securities (as defined in the Act) of the Class B shares of the Fund and (b) all material amendments to this Plan must be approved by a majority vote of the Trustees of the Fund and of the Disinterested Trustees cast in person at a meeting called for the purpose of such vote.

6.   Selection of Disinterested Trustees
     -----------------------------------

     While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Disinterested Trustees then in office.

7.   Related Agreements
     ------------------

     Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination, without penalty, by vote of a majority of the outstanding voting securities (as defined in the Act) of the Class B shares of the Fund on not more than 60 days' written notice to the other party to the agreement and (b) such agreement shall terminate automatically in the event of its assignment.

8.   Termination
     -----------

     This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Class B shares of the Fund. In the event this Plan is terminated or otherwise discontinued, no further payments hereunder will be made hereunder.

9.   Records
     -------

     The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, and any other information, estimates, projections and other materials that serve as a basis therefor, considered by the Trustees of the Fund, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.



[Adopted at a duly held meeting of the Board of Trustees on November 17, 1999]